Exhibit 10.12

SERIES B EXCHANGE AGREEMENT

THIS SERIES B EXCHANGE AGREEMENT, dated as of [•], 2012 (this "Agreement"), is by and between SEACOR Holdings Inc., a Delaware corporation ("SEACOR"), and Era Group Inc., a Delaware corporation and wholly-owned subsidiary of SEACOR ("Era").
WHEREAS, the Board of Directors of SEACOR has determined that it is in the best interests of SEACOR and its stockholders to separate the business of Era from SEACOR's other businesses by means of the distribution to SEACOR's stockholders of all of the issued and outstanding shares of common stock, par value $0.01 per share, of Era (the “Era Shares”), all as more fully described in the registration statement on Form 10 filed by Era with the Securities and Exchange Commission to effect the registration of the Era Shares pursuant to the Securities Exchange Act of 1934 (the “Distribution”).
WHEREAS, SEACOR currently owns 1,000,000 shares of Series B preferred stock, par value $0.01 per share, of Era with a redemption value of $100.0 million (the “Era Preferred Shares”).
WHEREAS, Era has generated a certain amount of net operating loss tax benefits for the fiscal year 2012 (the “Era NOLs”).
WHEREAS, SEACOR and its affiliates will apply the Era NOLs against their taxable income for the fiscal year 2012.
WHEREAS, in connection with the Distribution, SEACOR and Era desire to complete an exchange (the “Exchange”) whereby (i) SEACOR will transfer to Era, and Era will accept from SEACOR, [________](1) of SEACOR's Era Preferred Shares (the “Transferred Preferred Shares”), in respect of the estimated value of the Era NOLs; and (ii) SEACOR will to sell to Era, and Era will purchase from SEACOR, [_______](2) of SEACOR's Era Preferred Shares (the “Purchased Preferred Shares”), for a purchase price of $[________] (the “Preferred Share Purchase Price”), all as more fully described and pursuant to the terms and conditions set forth in this Agreement.
WHEREAS, the Boards of Directors of SEACOR and Era have each determined that the Distribution and the Exchange are in the best interests of their respective companies and stockholders, as applicable, and have approved this Agreement.
NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
(1)Exchange.

a.
Transfer of Transferred Preferred Shares. SEACOR agrees to transfer and hereby transfers to Era, and Era agrees to accept and hereby accepts from SEACOR, the Transferred Preferred Shares in respect of the Era NOLs.

b.
Sale and Purchase of Purchased Preferred Shares. SEACOR agrees to sell and hereby sells to Era, and Era agrees to purchase and hereby purchases from SEACOR, the Purchased Preferred Shares, for the Preferred Share Purchase Price, to be paid by Era to SEACOR in immediately available United States funds to such account as specified by SEACOR.

c.	Additional payments in respect of adjustments to the value of the Era NOLs, if any, shall be made pursuant to the Tax Matters Agreement.

_______________

(1)	To equal the number of Era Preferred Shares such that the redemption value of such Era Preferred Shares is equal to the estimated value of the Era NOLs.
(2)	To equal the remaining number of Era Preferred Shares not exchanged for the estimated Era NOLs.

(2)Completion; Further Assurances. The Exchange shall take place forthwith upon execution of this Agreement, without any further action of the parties hereto, except as set forth herein. If at any time at or after the date of this Agreement, any of the parties shall consider or be advised that any other instrument of conveyance or transfer, assignment or assurance or other documentation or the taking of any other act is necessary, desirable or proper to vest, perfect or confirm the Exchange or any of the other transactions contemplated by this Agreement, the parties agree to execute and deliver all such instruments, assignments, assurances and documents to do all things necessary, desirable or proper to vest, perfect or confirm the Exchange and other transactions contemplated by this Agreement and otherwise to carry out the purposes of this Agreement.
(3)Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other party hereto.
(4)Waivers. The failure of any of the parties hereto to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.
(5)Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
(6)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.
(7)Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.
(8)Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the parties hereto agree that the party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

*    *    *

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.
SEACOR HOLDINGS INC.
By:
Name:    [·]
Title:    [·]
ERA GROUP INC.
By:
Name:    [·]
Title:    [·]

3